Exhibit 23.1

Consent of Independent Public Accounting Firm

The Board of Directors
DXP Enterprises, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-134606, 333-123698, 333-61953, 333-92875, 333-93681 and 333-92877) and Form S-3 (File No. 333-134603) of DXP Enterprises, Inc. of our report dated August 14, 2008, relating to our audit of the consolidated financial statements of Vertex Corporate Holdings, Inc. as of and for the years ended May 3, 2008 and April 28, 2007, included in this current report on Form 8-K/A.

/s/Lefkowitz, Garfinkel, Champi & DeRienzo P.C.

Providence, Rhode Island
November 12, 2008